EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-126069 and 333-143930 and Form S-4 No. 333-143929) of Icahn Enterprises L.P. of our report dated March 10, 2008, with respect to the consolidated balance sheets of Federal-Mogul Corporation and subsidiaries as of December 31, 2007 (Successor) and 2006 (Predecessor), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2007, 2006 and 2005 (Predecessor Company), which is included in the previously filed Current Report on Form 8-K/A of Icahn Enterprises L.P. dated August 7, 2008 and is incorporated by reference into this Current Report on Form 8-K/A of Icahn Enterprises L.P.

/s/ Ernst & Young LLP
Detroit, Michigan
January 8, 2009